January 15, 2015

Scott E. Benjamin

Executive Vice President

Prudential Investments LLC

Gateway Center Three

100 Mulberry Street

Newark, New Jersey 07102

Re: Fee Reduction: Target Small Capitalization Value Portfolio

Dear Mr. Benjamin,

This letter is to set forth the agreement among Prudential Investments LLC (“PI”) and Quantitative Management Associates LLC (“QMA”) regarding the fees payable by PI to QMA under the subadvisory agreement between the parties dated January 15, 2015 with respect to Target Small Capitalization Value Portfolio, to reflect a waiver of a portion of the fees payable by PI to QMA under the subadvisory agreement. Effective as of January 15, 2015, PI and QMA agree to the following annual fees payable under the subadvisory agreement:

0.35% of average net assets

The waiver shall remain in effect until such time as the parties may mutually agree to alter, modify, or terminate the waiver.

Very truly yours,

QUANTITATIVE MANAGEMENT ASSOCIATES LLC

By: /s/ Scott Hayward

Name: Scott Hayward
Title: Chief Executive Officer

AGREED AND ACCEPTED:

PRUDENTIAL INVESTMENTS LLC

By: /s/ Scott E. Benjamin

Name: Scott E. Benjamin

Title: Executive Vice President